Exhibit 4.12

Changed Order 4.1 to Clinical Services Agreement

Sponsor’s study drug RHB-104

This CO#4.1 to the Clinical Services Agreement signed 15 June 2011 (“Clinical Services Agreement”), is by and among:

(1) RedHill Biopharma Ltd., having its principle place of business at 21 Ha’arba’a St., Tel Aviv 64739, Israel (hereafter “SPONSOR”);

(2) 7810962 Canada Inc., a Canadian corporation, having its principal office at 245 Victoria Ave, Suite 100, Montreal, Quebec, H3Z 2M6, Canada (hereinafter "MANAGER");

WHEREAS, “SPONSOR” mandated "MANAGER" to enter into a subcontract with inVentiv Health Clinical to act as a CRO for its Study (as defined in the Clinical Services Agreement) with an expected termination date of March 2013; however, the study as of the Amendment Effective Date is ongoing;

WHEREAS, FURTHER as due to the initial term of the Clinical Services Agreement being only 2 years, the parties have omitted from the calculation of professional fees an applicable annual inflation rate therein;

WHEREAS, FURTHER the parties now wish to include inflation to account for the extended term;

WHEREAS, FURTHER PharmaNet GmbH has assigned all of their rights, title and interest in and to the Agreement as of 1 July 2014 to inVentiv Health UK as part of an internal reorganization; and

NOW THEREFORE, in exchange of mutual consideration the sufficiency of which is hereby acknowledged, the parties hereto agree to the following amendment(s) to the Agreement:

1.	As of 1 January 2015 an inflation rate of 2% per year will be included in the calculation of the professional fees agreed upon in the Clinical Services Agreement.

2.	Except as amended herein, the Clinical Services Agreement remains in full force and effect.

IN WITNESS WHEREOF, this change Order 4.1 has been executed by the parties hereto through their duly authorized officers and is effective as the last date below.

ACCEPTED AND AGREED TO:

RedHill Biopharma Ltd.	For 7810962 Canada Inc.

/s/ Ori Shilo
Name: Ori Shilo
Title: Deputy CEO	/s/ Alain Guimond
Name: Alain Guimond PhD
Title: Senior Director of R&D
Date: August 9, 2015	Date: 06Aug2015

RedHill Biopharma Ltd.

/s/ Uri Hananel Aharon
Name: Uri Hananel Aharon
Title: Chief Accounting Officer

Date: August 9, 2015